UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 1, 2015

Date of report (Date of earliest event reported)

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-34838	41-0901840
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota	55350
(Address of Principal Executive Offices)	(Zip Code)

(320) 587-3797

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2015, Hutchinson Technology Incorporated (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”). Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Subsidiary are each beneficially owned by TDK Corporation (“TDK”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of capital stock of the Company (other than shares held (1) by Parent or Merger Subsidiary or any direct or indirect subsidiary of the Company or Parent, and (2) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares), will be cancelled and extinguished and automatically converted into the right to receive:

•	$3.62 in cash, without interest, plus

•	up to $0.38 in cash, without interest (the “Additional Consideration”).

The Additional Consideration will be determined prior to consummation of the Merger and will be an amount equal to approximately $0.01 per share for each $0.5 million of the Company’s Net Cash (as defined in the Merger Agreement) over $17.5 million as of a fiscal period end within 45 days prior to the consummation of the Merger (the Measurement Date, as defined in the Merger Agreement). The Company cannot predict the amount of Additional Consideration, if any, that will be payable to shareholders. As of September 27, 2015, the Company’s Net Cash position was approximately $40 million.

Closing Conditions

The obligation of Merger Subsidiary to consummate the Merger is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (1) determination of the amount of Additional Consideration; (2) approval, by the requisite affirmative vote of the Company’s shareholders of (a) a proposal to approve and adopt the Merger Agreement and (b) a proposal to increase the conversion rate of the Company’s 8.50% Convertible Senior Notes due 2019 (the “Convertible Notes”) in connection with the Merger; (3) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (4) the absence of any law, order or injunction that prevents or prohibits the consummation of the Merger.

Each party’s obligation to consummate the Merger is subject to satisfaction or waiver of certain other conditions, including (1) the accuracy of the other party’s representations and warranties (subject to certain qualifications), and (2) the other party’s material compliance with its covenants and agreements contained in the Merger Agreement.

Parent’s and Merger Subsidiary’s obligations to consummate the Merger also are subject to satisfaction or waiver of additional conditions, including (1) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement); (2) if review by the Committee on Foreign Investment in the United States or the U.S. Department of the State’s Directorate of Defense Trade Controls (the “DDTC”) shall have concluded, the President of the United States of America or the DDTC, as applicable, shall have not taken any action to block or prevent consummation of the Merger or imposed any requirements or conditions that have had or would reasonably be expected to have a Company Material Adverse Effect; and (3) delivery by the Company of customary payoff letters from holders of the Company’s outstanding indebtedness (other than capitalized lease obligations, the Convertible Notes, and the Company’s outstanding 8.50% Senior Secured Second Lien Notes due 2017 and 10.875% Senior Secured Second Lien Notes due 2017).

There is no financing condition.

No-Shop Provisions

The Company has agreed to certain restrictions on its ability to solicit or initiate discussions or furnishing any person with information in connection with the knowing facilitation or encouragement of an acquisition proposal and has, subject to certain exceptions described below, agreed to cease any current discussions and negotiations with third parties for the purpose of facilitating competing acquisition proposals. These restrictions will continue until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the time at which the Merger is consummated. Notwithstanding this limitation, prior to the approval of the Merger Agreement by the Company’s shareholders, the Company may, under certain circumstances, provide information to third parties and engage in discussions or negotiations with respect to any unsolicited competing acquisition proposal that the board of directors of the Company (the “Board”) has in good faith determined constitutes or could reasonably be expected to lead to a “Superior Proposal,” (which is generally defined as a bona fide, unsolicited written acquisition proposal that the Board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of such proposal (including expected timing and financing sources), are more favorable from a financial point of view to the Company’s shareholders than the transaction contemplated by the Merger Agreement.

Termination; Termination Fees and Parent Expenses

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, a mutual termination right and termination rights of either the Company or Parent, if the transactions contemplated by the Merger Agreement are not consummated on or before November 1, 2016, if the transactions contemplated by the Merger Agreement are legally prohibited, or if the Company’s shareholders fail to approve the Merger Agreement and the increase in the conversion rate of the Convertible Notes. The Company has agreed to reimburse Parent for up to $1.4 million of its reasonable out-of-pocket expenses in connection with the Merger Agreement and the transactions contemplated thereby if the Company terminates the Merger Agreement because shareholders fail to approve the Merger Agreement and the increase in the conversion rate of the Convertible Notes. Any such reimbursed expenses will be deducted from any termination fee that may subsequently be paid by the Company to Parent.

The Company has the right to terminate the Merger Agreement in order to accept a Superior Proposal subject to the other applicable terms of the Merger Agreement. Upon termination of the Merger Agreement under specified circumstances, including in the event of a termination by the Company in order to accept a Superior Proposal, the Company has agreed to pay Parent a termination fee of $4.2 million.

The Company would be entitled to receive a reverse termination fee of $4.2 million from Parent (1) if the Merger Agreement is terminated (a) by Parent because the Merger has not been consummated by November 1, 2016, or (b) by the Company because the Merger has not been consummated by December 1, 2016, due to the HSR Act, or (2) if the Merger is prohibited or enjoined in connection with the HSR Act.

Voting Agreements

Concurrently with the execution of the Merger Agreement, each of the Company’s directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into Shareholder Voting Agreements with Parent (the “Voting Agreements”), pursuant to which, subject to the terms and conditions set forth therein, such directors and executive officers have agreed to vote all of their shares of common stock of the Company (including any common stock that such holders receive as a result of exercising options) in favor of approving the Merger Agreement and the Merger and an increase in the conversion rate of the Convertible Notes in connection with the Merger.

Based on 33,548,566 shares of common stock outstanding as of October 28, 2015, the shares of common stock subject to the Voting Agreements comprise approximately 2.8% of the voting power of the Company’s outstanding capital stock. The Voting Agreements will terminate upon termination of the Merger Agreement in accordance with its terms in order for the Company to accept a Superior Proposal and upon certain other circumstances.

Other Material Terms

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including, without limitation, covenants regarding the conduct of the business of the Company.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Subsidiary. In addition, such representations and warranties (1) have been made only for purposes of the Merger Agreement, (2) have been qualified by documents filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company on or after December 10, 2014 and prior to the date of the Merger Agreement, (3) have been qualified by confidential disclosures made to Parent and Merger Subsidiary in connection with the Merger Agreement, (4) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (5) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (6) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other documents that the Company files with the SEC.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the execution of the Merger Agreement, the Company and Wells Fargo Bank, N.A., as Rights Agent, entered into a Fifth Amendment to Rights Agreement, dated as of November 1, 2015 (the “Amendment”) to the Rights Agreement, dated as of July 29, 2010, as amended by the First Amendment to Rights Agreement, dated as of May 6, 2011, the Second Amendment to Rights Agreement, dated as of February 24, 2012, the Third Amendment to Rights Agreement, dated as of March 27, 2012, and the Fourth Amendment to Rights Agreement, dated as of October 20, 2014 (as amended, the “Rights Agreement”).

The Amendment provides that, among other things, no person or group will become an “Acquiring Person” (as defined in the Rights Agreement) solely as a result of (1) beneficial ownership of shares of the Company’s common stock issuable pursuant to the terms of, or issued upon conversion of, the Convertible Notes, (2) (a) the execution, delivery, and performance of the Merger Agreement, or the execution of any amendment thereto, (b) the execution and delivery of the Voting Agreements or of any amendments thereto, (c) the acquisition of beneficial ownership of shares of the Company’s common stock by Parent, Merger Subsidiary, or any affiliate of Parent or Merger Subsidiary pursuant to the Merger or the Voting Agreements, or (d) the performance or consummation of any other transaction contemplated by the Merger Agreement.

The foregoing summary of the Amendment is qualified by reference to the full text of the Amendment, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2015, the compensation committee of the Board, in accordance with the requirements of the Merger Agreement regarding the treatment of outstanding equity awards, approved the accelerated vesting and settlement of all outstanding restricted stock awards, restricted stock units and stock options and the cash-out of the same in connection with the Merger. The action was taken pursuant to and in accordance with the authority granted to the committee as administrator under the previously disclosed terms of the plans and award agreements governing the awards, including the Hutchinson Technology Incorporated 1996 Incentive Plan, as amended and restated, and the Hutchinson Technology Incorporated 2011 Equity Incentive Plan. The accelerated vesting, settlement, and cash-out are conditioned upon and subject to the closing of the Merger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 1, 2015, the Board approved an amendment to the Company’s Amended and Restated By-Laws, adding a new Section 6.06, Exclusive Forum, which provides that, unless the Company consents in writing to the selection of an alternative forum, Minnesota state and federal courts will be the exclusive forum for certain specified corporate law based suits involving the Company.

The foregoing summary of the amendment to the Company’s Amended and Restated By-Laws is qualified by reference to the full text of the Company’s Amended and Restated By-Laws, which are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

Press Release

On November 2, 2015, the Company issued a joint press release with TDK announcing the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Additional Information

In connection with the proposed transaction, the Company intends to file a proxy statement with the SEC and mail it to the Company’s shareholders. The Company’s shareholders are encouraged to read the proxy statement and the other relevant material when they become available because they will contain important information about the Company, the parties to the Merger Agreement, the proposed transactions and related matters. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS. The proxy statement and other relevant materials (when available), and any and all documents filed by the Company with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov, at the Company’s website at www.htch.com, or by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

This document is not a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell the Company’s securities. The Company, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the holders of the Company’s securities in connection with the proposed transactions. Information about those executive officers and directors and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on December 17, 2014, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014, which was filed with the SEC on December 10, 2014. These documents may be obtained for free at the SEC’s website at www.sec.gov, and http://www.htch.com/proxymaterials. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Cautionary Note Regarding Forward-Looking Statements

This report, including any exhibits hereto, may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of the transactions contemplated by the Merger Agreement. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain required shareholder approval(s); (2) conditions to the closing of the transactions, including the obtaining of required regulatory approvals, may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transactions; (5) the outcome of any legal proceedings related to the transactions; (6) the Company may be adversely affected by other economic, business, or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (8) the ability to recognize benefits of the transactions; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014, quarterly reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibit Index appearing after the Signature Page to this current report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED

Date: November 2, 2015	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

2.1	Agreement and Plan of Merger, dated November 1, 2015, by and among Hutchinson Technology Incorporated, Headway Technologies, Inc., and Hydra Merger Sub, Inc.*	Filed Electronically

3.1	Amended and Restated By-Laws of Hutchinson Technology Incorporated	Filed Electronically

4.1	Fifth Amendment to Rights Agreement, dated as of November 1, 2015, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Filed Electronically

99.1	Press Release dated November 2, 2015	Filed Electronically

*	Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.